Conectiv and Subsidiaries Quarter Ended June 30, 2002
	Issued during Quarter		Balance at End of Quarter
Company	Common Stock	External Long-Term Debt	Long-Term Promissory Notes	Short-Term Promissory Notes	Money Pool Advances (1)	External Short-term Debt	Capital Contributions Received

ATE Investment, Inc.	0	0	0	0	42,828,363	0	0
Atlantic City Electric Company (2)	0	0	0	0	0	118,844,900	0
Atlantic Southern Properties, Inc.	0	0	0	0	17,191,834	0	0
Conectiv Communications, Inc. (3)	0	0	0	0	0	224,053,267	0
Conectiv Plumbing, L.L.C.	0	0	0	0	0	0	0
Conectiv Properties and Investments, Inc.	0	0	0	0	20,860,689	0	0
Conectiv Resource Partners, Inc.	0	0	0	0	41,716,087	0	0
Conectiv Services, Inc.	0	0	0	0	0	0	0
Conectiv Solutions LLC	0	0	0	0	4,129,831	0	0
DCI II, Inc.	0	0	0	0	0	0	0
Delmarva Power & Light Company (4)	N/A	0	0	N/A	N/A	N/A	N/A
King Street Assurance Ltd.	0	0	0	0	0	0	0

(1) Money pool interest rate at end of quarter = 2.52%
(2) Interest rate on short-term debt at end of quarter = 1.98%
(3) Interest rate on short-term debt at end of quarter = 2.52%
(4) Applicable to long-term debt only; short-term debt issuances reported pursuant to Rule 24